Digirad Corporation Reports First Quarter 2009 Financial Results

Digirad Reaches Quarterly Net Income

POWAY, Calif. – April 30, 2009…Digirad Corporation (NASDAQ: DRAD), today reported it was ahead of internal schedules on its 2009 goal of generating consistent profitability and positive cash flow.  Net income was $44,000 for the first quarter ended March 31, 2009.

Digirad CEO Todd Clyde said, “We are pleased to report significant financial and operational progress during the first quarter.  We previously communicated our 2009 goals as:

1)	Creating greater efficiency by selling or closing underperforming hubs;
2)	improving our approach to launching and growing Centers of Influence (COI);
3)	introducing new imaging technologies;
4)	developing new technology platforms; and lastly,
5)	progress toward consistent profitability and positive cash flow.

“We are ahead of plan on nearly every one of these goals.  We have sold or closed all but one underperforming hub, achieved double-digit growth in our current Centers of Influence locations, launched our Cardius® X-ACT rapid cardiac SPECT/VCT imaging system to help open the hospital and large cardiology practice markets, recorded net income in the first quarter of 2009 and burned less cash than anticipated.”

First Quarter Financial Highlights:

•
Total revenue was $17.7 million, compared to $18.3 million in first-quarter 2008.  DIS revenue remained stable at $13.9 million compared to $13.9 million in first-quarter 2008 despite the sale of several hubs during the period, and Product revenues were $3.9 million compared to $4.4 million in first-quarter 2008.

•	Gross profit was $5.1 million, or 29% of revenue, compared to $4.4 million, or 24%, in first-quarter 2008.

•	Net income was $44,000, or $0.00 per share, including $145,000 in restructuring charges, compared to net loss of $1.4 million, or $(0.07) per share, in first-quarter 2008.

•
Cash and cash equivalents and securities available-for-sale totaled $28.1 million, or $1.48 per share, on March 31, 2009.  Cash and cash equivalents and securities available-for-sale were $26.4 million on March 31, 2008 and $28.3 million on December 31, 2008.

Clyde added, “Our DIS personnel and equipment leasing services segment is operating today on a stronger base-business footprint.  We continue to remain focused on driving positive margins as we attract new business in the markets where we already have presence and can leverage our teams, assets and COI relationships.  In this quarter, we felt the effects of the poor economy, which impacted the purchasing patterns of our camera customers.  Although we have little visibility into how long the negative camera sales trend may last, we remain focused on our goal of achieving consistent profitability and cash flow.”

Conference Call Information
A conference call is scheduled for 11:00 a.m. EDT today to discuss the results and management’s outlook.  The call may be accessed by dialing 800-762-8795 five minutes prior to the scheduled start time and referencing Digirad.  For callers outside the United States, dial 480-629-9041.  A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

About Digirad Corporation
Digirad is a leading provider of diagnostic imaging products, and personnel and equipment leasing services. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding our planned investment in our technology roadmap, expected product launches, and the impact of our innovative initiatives on sales. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad’s camera systems and services, reliability, recalls, and other risks detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Matt Clawson Allen & Caron 949-474-4300	Company Contact: Todd Clyde, CEO 858-726-1600 ir@digirad.com

[Financial tables next pages]

Digirad Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(unaudited)

Revenues:
DIS	$13,851	$13,854
Product	3,859	4,417
Total revenues	17,710	18,271
Cost of revenues:
DIS	10,194	10,912
Product	2,407	2,946
Total cost of revenues	12,601	13,858
Gross profit	5,109	4,413
Operating expenses:
Research and development	772	644
Sales and marketing	1,708	2,119
General and administrative	2,409	3,159
Amortization and impairment of intangible assets	170	190
Restructuring loss	145	--
Total operating expenses	5,204	6,112
Loss from operations	(95)	(1,699)
Interest income and other, net	139	304
Net income (loss)	$44	$(1,395)
Net income (loss) per share - basic and diluted	$0.00	$(0.07)
Weighted average shares outstanding:
Basic	19,017	18,931
Diluted	19,172	18,931

Stock-based compensation expense is included in the above as follows:
Cost of DIS revenue	$8	$17
Cost of Product revenue	$14	$11
Research and development	$9	$13
Sales and marketing	$25	$24
General and administrative	$109	$115

Digirad Corporation
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,	December 31,
	2009	2008 (1)
	(unaudited)
Assets
Cash and cash equivalents	$15,327	$13,525
Securities available-for-sale	12,781	14,759
Accounts receivable, net	9,801	9,324
Inventories, net	6,355	4,978
Property and equipment held for sale	-	1,122
Other current assets	1,702	1,982
Total current assets	45,966	45,690
Property and equipment, net	12,548	13,428
Intangible assets, net	1,663	1,833
Goodwill	184	184
Restricted cash	60	60
Total assets	$60,421	$61,195
Liabilities and stockholders' equity
Accounts payable	$2,571	$2,197
Accrued compensation	2,737	3,457
Accrued warranty	809	906
Deferred revenue	2,481	2,723
Other accrued liabilities	2,786	2,811
Total current liabilities	11,384	12,094
Deferred rent	112	142
Total stockholders' equity	48,925	48,959
Total liabilities and stockholders' equity	$60,421	$61,195

(1)	The consolidated balance sheet as of December 31, 2008, has been derived from the audited financial statements as of that date.

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